CONFIDENTIAL


                           STOCK ACQUISITION AGREEMENT


     This Agreement (the "Agreement") is made as of the 26th day of August, 1999 (the "Effective Date") by and among SkyMall, Inc., a Nevada corporation with its principal office at 1520 East Pima Street, Phoenix, Arizona 85034 and its subsidiaries (collectively as the "Buyer"), Disc Publishing, Inc., a Utah corporation with its principal offices at 1875 South State Street, Suite 3000, Orem, Utah 84097 (the "Company"), Lorne Grierson (who may be referred to separately as "Grierson"), Warren Osborn (who may be referred to separately as "Osborn"), Flamingo Partnership, Kyle Love, Bart Howell and David E. Hardy (referred to herein collectively as the "Stockholders").

                                    RECITALS

     1. The Stockholders collectively own all of the issued and outstanding common stock (the "Shares") $1.00 par value per share (the "Common Stock"), of the Company, which represents 100% of the Company's outstanding capital stock.

     2. The Buyer desires to purchase, and the Stockholders desire to sell, the Shares for the consideration set forth below, subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

     1.   PURCHASE AND SALE OF THE SHARES

          1.1 PURCHASE OF THE SHARES FROM THE STOCKHOLDERS. Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), each Stockholder shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from each Stockholder, all the Shares owned by such Stockholder, as set forth in Schedule 1.1 hereof (which lists the Stockholders and the number of shares each Stockholder owns). At the Closing, each Stockholder shall deliver to the Buyer certificates evidencing the Shares owned by such Stockholder duly endorsed in blank or with stock powers duly executed by such Stockholder.

          1.2 FURTHER ASSURANCES. At any time and from time to time after the Closing, at the Buyer's request and without further consideration, each of the Stockholders shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as the Buyer may reasonably request, more effectively to transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, all of the Shares owned by such Stockholder, to put the Buyer in actual possession and operating control of the assets, properties and business of the Company, to assist the Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

          1.3  PURCHASE PRICE FOR THE SHARES.

               (a) The purchase price to be paid by the Buyer for the Shares shall be Two Million Three Hundred Thousand Dollars ($2,300,000) (the "Purchase Price") payable in the common stock of SkyMall, Inc., valued at the closing sale price of the shares as reported by NASDAQ on the third trading day preceding the Closing Date or $9.00, whichever is greater. The Purchase Price shall be payable in the manner described in paragraph (b) of this Subsection 1.3 and shall be considered a reorganization under Section 368 of the Internal Revenue Code.

               (b)  The   Purchase   Price  will  paid  as   follows:   all  the
Stockholders, shall be paid in full on the Closing Date.

               (c) If the closing sale price of the shares of common stock of SkyMall as reported by NASDAQ on the sixtieth (60th) calendar day following the Closing Date is less than $9.00, SkyMall shall issue an additional 25,000 shares of SkyMall common stock to the Stockholders.

          1.4 CLOSING. The Closing shall take place at the offices of the Buyer at 5 P.M., Phoenix Time, on the tenth (10th) business day following all of the Conditions in Section 8 herein being met in full and to the satisfaction of Buyer, or at such other place, time or date as may be mutually agreed upon in writing by the parties. The transfer of the Shares by the Stockholders to the Buyer shall be deemed to occur at 5 P.M., Phoenix Time, on the Closing Date.

     2.   REPRESENTATIONS  OF  STOCKHOLDERS   REGARDING  THE  SHARES  AND  OTHER
          MATTERS.

          Grierson   and   Osborn,   jointly  and   severally,   and  the  other
Shareholders, individually for themselves, represent and warrant to the Buyer as follows:

          (a) Each Stockholder has good and marketable title to the Shares which are to be transferred to the Buyer by such Stockholder pursuant hereto, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever.

          (b) Each Stockholder has the full right, power and authority to enter into this Agreement and to transfer, convey and sell to the Buyer at the Closing the Shares to be sold by such Stockholder hereunder and, upon consummation of the purchase contemplated hereby, the Buyer will acquire from such Stockholder good and marketable title to such Shares, free and clear of all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever.

          (c) No Stockholder is a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by such Stockholder or the transfer, conveyance and sale of the Shares to be sold by such Stockholder to the Buyer pursuant to the terms hereof.


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

          (d) No broker or finder has acted for any Stockholder in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of any Stockholder.

     3. REPRESENTATIONS OF GRIERSON AND OSBORN AND THE COMPANY REGARDING THE COMPANY.

          Grierson, Osborn and the Company, jointly and severally, represent and warrant to the Buyer that:

          3.1 ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah, and has all requisite power and authority (corporate and other) to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. The Company is duly qualified to do business and in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification. Certified copies of the Articles of Incorporation and Bylaws of the Company, as amended to date and as applicable, have been previously delivered to the Buyer, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

          3.2 CAPITALIZATION OF THE COMPANY. The Company's authorized capital stock consists of 1,000,000 shares of Common Stock, $1.00 par value per share, of which one hundred thousand (100,000) shares are issued and outstanding on the date hereof and held of record and beneficially by the Stockholders as set forth in Schedule 1.1 hereof. All such issued and outstanding shares of Common Stock have been and on the Closing Date will be duly and validly issued and are, or will be on such date, fully paid and non-assessable. There are not, and on the Closing Date there will not be, outstanding (i) any options, warrants or other rights to purchase from the Company any capital stock of the Company; (ii) any securities convertible into or exchangeable for shares of such stock; or (iii) any other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of the Company. No shares of issued and outstanding Common Stock are held in the treasury of the Company.

          3.3 SUBSIDIARIES. The Company does not have any direct or indirect equity interest in any corporation, partnership, joint venture or other entity.

          3.4 AUTHORIZATION. The execution and delivery by the Company of this Agreement and the agreements provided for herein, and the consummation by the Company of all transactions contemplated hereunder and thereunder by the Company, have been duly authorized by all requisite corporate action. This
Agreement has been duly executed by the Company and the Stockholders. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Company or any of the Stockholders is a party constitute the valid and legally binding obligations of the Company and such persons or entities, enforceable against them in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting creditor's rights generally. The


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

execution, delivery and performance by the Company and the Stockholders of this Agreement and the agreements provided for herein, and the consummation by the Company and the Stockholders of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Company or any of the Stockholders; (b) violate the provisions of the Articles of Incorporation or Bylaws of the Company or the trust documents, if any, governing the Shareholders; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to the Company; or (d) except as set forth in SCHEDULE 3.4, conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Company pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which the Company or any of the Stockholders is a party or by which the Company or any of the Stockholders or any of their properties are or may be bound. SCHEDULE 3.4 attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties that are required in connection with the consummation by the Company or the Stockholders of the transactions contemplated by this Agreement.

          3.5  FINANCIAL STATEMENTS.

               (a) The Company has previously delivered to the Buyer a compiled balance sheet of the Company as of July 29, 1999 (the "Balance Sheet") and the related statements of income, shareholders' equity, retained earnings and changes in financial condition of the Company for the period of the inception of the Company through July 29, 1999 (the "Income Statement" and collectively with the Balance Sheet the "1999 Financial Statements"). The 1999 Financial Statements and the interim financial statements (the "Interim Financial Statements") to be delivered pursuant to Subsection 6.3 hereof (collectively, the "Financial Statements") have been (or, in the case of the Interim Financial Statements, will be) prepared in accordance with generally accepted accounting principles applied consistently with past practices, except as disclosed in the footnotes to such Financial Statements, subject in the case of Interim Financial Statements to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate be materially adverse), and, in the case of the 1998 Financial Statements and the Interim Financial Statements, have been (or will be) certified by the Company's president and chief executive officer. The date of the Balance Sheet is hereinafter referred to as the "Balance Sheet Date."

               (b)  The  Financial   Statements  fairly  present,  as  of  their
respective dates, the financial condition, retained earnings, assets and liabilities of the Company and the results of operations of the Company's business for the periods indicated. With respect to contracts and commitments for the sale of goods or the provision of services by the Company, the Financial Statements contain and reflect adequate reserves, which are consistent with previous reserves taken, for all reasonably anticipated material losses and costs and expenses. The amounts shown as accrued for current and deferred income and other taxes in the Financial Statements are sufficient for the payment of all accrued and unpaid federal, state and local income taxes, interest, penalties, assessments or deficiencies applicable to the Company, whether disputed or not, for the applicable period then ended and periods prior thereto.

          3.6  ABSENCE OF UNDISCLOSED  LIABILITIES.  Except as and to the extent
(a) set forth on SCHEDULE 3.6 attached  hereto,  or (b) incurred in the ordinary


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

course of business after the date of the Balance Sheet and not material in amount, either individually or in the aggregate, the Company has no liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, which is material to the condition (financial or otherwise) of the assets, properties, business or prospects of the Company. For purposes of the 1999 Financial Statements and this Subsection 3.6, "material" means any amount in excess of $1,000.

          3.7 LITIGATION. There is no action, suit or proceeding to which the Company is a party (either as a plaintiff or defendant) pending or threatened before any court or governmental agency, authority, body or arbitrator and there is no basis for any such action, suit or proceeding. Neither the Company nor any officer, director or employee of the Company, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets, or properties of the Company. There is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency enjoining or requiring the Company to take any action of any kind with respect to its business, assets or properties.

          3.8 INSURANCE. SCHEDULE 3.8 attached hereto sets forth a true, correct and complete list of all fire, theft, casualty, general liability, workers compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies maintained by the Company and of all life insurance policies maintained on the lives of any of the Company's employees, specifying the type of coverage, the amount of coverage, the premium, the insurer and the expiration date of each such policy (collectively, the "Insurance Policies") and all claims made under such Insurance Policies. True, correct and complete copies of all Insurance Policies have been previously delivered by the Stockholders or the Company to the Buyer. The Insurance Policies are in full force and effect and are in amounts and of a nature which are adequate and customary for the Company's business. All premiums due on the Insurance Policies or renewals thereof have been paid, and there is no default under the Insurance Policies. Except as set forth on SCHEDULE 3.8, the Company has not received any notice or other communication from any issuer of the Insurance Policies canceling or materially amending any of the Insurance Policies, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder, and no such cancellation, amendment or increase of deductibles, retainages or premiums is threatened. Except as set forth on SCHEDULE 3.8, the Company has no outstanding claims or any dispute with any insurance carrier regarding claims, settlements or premiums and the Company has not failed to give any notice or present any claim under any Insurance Policy in due and timely fashion. There are no outstanding requirements or recommendations by any issuer of the Insurance Policies or by any Board of Fire Underwriters or other similar body exercising similar functions or by any governmental authority exercising similar functions which requires or recommends any changes in the conduct of the business of, or any repairs or other work to be done on or with respect to any of the properties or assets of, the Company.

          3.9 PERSONAL PROPERTY. SCHEDULE 3.9 attached hereto sets forth (i) a true, correct and complete list of all items of tangible personal property owned by the Company as of the date hereof having either a net book value per unit or an estimated fair market value per unit in excess of $1,000; or not owned by the Company, but in the possession of or used or useful in the business of the Company under personal property leases with rental payments therefor in excess of $100 per month or $1,200 per year (collectively, the "Personal Property");


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

and (ii) a description of the owner of, and any agreement relating to the use of, each item of Personal Property not owned by the Company and the circumstances under which such Property is used. Except as disclosed in SCHEDULE 3.9:

               (a) the Company has good and marketable title to each item of Personal Property, except those under lease as to which the Company has valid and enforceable lease rights, free and clear of all liens, leases, encumbrances, claims under bailment and storage agreements, equities, conditional sales contracts, security interests, charges and restrictions, except for liens, if any, for personal property taxes not due;

               (b) no officer, director, stockholder or employee of the Company, nor any spouse, child or other relative or affiliate thereof, owns directly or indirectly, in whole or in part, any of the Personal Property described in SCHEDULE 3.9 except as expressly set forth therein;

               (c) each item of Personal Property not owned by the Company is in such condition that upon the return of such property to its owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable agreement between the Company and the owner or lessor thereof, the obligations of the Company and such owner or lessor will be discharged;

               (d) except as set forth on SCHEDULE 3.9, the Personal Property is in good operating condition and repair, normal wear and tear excepted, is currently used by the Company in the ordinary course of its business and normal maintenance has been consistently performed with respect to the Personal Property; and

               (e) the Company owns or otherwise has the right to use all of the Personal Property now used or useful in the operation of its business or the use of which is necessary for or useful in the performance of any material contract, letter of intent or proposal to which the Company is a party.

          3.10 INTANGIBLE  PROPERTY.  SCHEDULE 3.10 attached  hereto sets forth:
(i) a true, correct and complete list and, where appropriate, a description of, all items of intangible property owned by, or used or useful in connection with the business of, the Company, including, but not limited to, trade secrets, know-how, any other confidential information of the Company, United States and foreign patents, trade names, trademarks, trade name and trademark registrations, copyrights and copyright registrations, and applications for any of the foregoing (the "Intangible Property"); and (ii) a true, correct and complete list of all licenses or similar agreements or arrangements to which the Company is a party, either as licensee or licensor, with respect to the Intangible Property. Except as otherwise disclosed in SCHEDULE 3.10:

               (a) the Company is the sole and exclusive owner of all right, title and interest in and to the Intangible Property and all designs, permits, labels and packages used on or in connection therewith, free and clear of all liens, security interests, charges, encumbrances, equities or other adverse claims;

               (b) the Company has the right and authority to use, and to continue to use after the Closing, the Intangible Property in connection with


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

the conduct of its business in the manner presently conducted, and such use or continuing use does not and will not conflict with, infringe upon or violate any rights of any other person, corporation or entity;

               (c) neither the Company nor any of the Stockholders has received notice of, or has any knowledge of any basis for, a pleading or threatened claim, interference action or other judicial or adversarial proceeding against the Company that any of the operations, activities, products, services or publications of the Company or any of its customers or distributors infringes or will infringe any patent, trademark, trade name, copyright, trade secret or other property right of a third party, or that it is illegally or otherwise using the trade secrets, formulae or property rights of others;

               (d) there are no outstanding nor any threatened disputes or other disagreements with respect to any licenses or similar agreements or arrangements described in SCHEDULE 3.10 or with respect to infringement by a third party of any of the Intangible Property;

               (e) the Intangible Property owned or licensed by the Company is sufficient to conduct the Company's business as presently conducted;

               (f) the Company has taken all steps reasonably necessary to protect its right, title and interest in and to the Intangible Property and the continued use of the Intangible Property;

               (g) no officer, director, stockholder or employee of the Company, nor any spouse, child or other relative or affiliate thereof, owns directly or indirectly, in whole or in part, any of the Intangible Property; and

               (h) Neither the Company nor any of the Stockholders has any knowledge that any third party is infringing, or will threaten to infringe, upon or otherwise violate any of the Intangible Property in which the Company has ownership rights.

          3.11 REAL PROPERTY  LEASES.  SCHEDULE 3.11 attached  hereto sets forth
(a) a true, correct and complete list as of the date hereof of all leases of real property, identifying separately each lease, to which the Company is a party (collectively, the "Leases"). True, correct and complete copies of all Leases and all amendments, modifications and supplemental agreements thereto, have previously been delivered by the Stockholders or the Company to the Buyer. The Leases are in full force and effect, are binding and enforceable against each of the parties thereto in accordance with their respective terms except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting creditor's rights generally, and, except as set forth on SCHEDULE 3.11, have not been modified or amended since the date of delivery to the Buyer. No party to any Lease has sent written notice to the other claiming that such party is in default thereunder and that such default remains uncured. Except as set forth on SCHEDULE 3.11, there has not occurred any event which would constitute a breach or default in the performance of any covenant, agreement or condition contained in any Lease, nor has there occurred any event which with the passage of time or the giving of notice or both would constitute such a breach of material default. The Company is not obligated to pay any leasing or brokerage commission relating to any Lease and, except as set forth on SCHEDULE 3.11, will not have any obligation to pay any leasing or brokerage commission upon the renewal of any Lease. Except as


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

set forth on SCHEDULE 3.11, no construction, alteration or other leasehold improvement work with respect to any of the Leases remains to be paid for or to be performed by the Company. The Financial Statements contain adequate reserves to provide for the restoration of the property subject to the Leases at the end of the respective Lease terms, to the extent required by the Leases. SCHEDULE 3.11A sets forth a true, correct and complete list of all title insurance policies, surveys engineering reports and hazardous waste reports prepared with respect to the Leased Property, copies of which have previously been delivered by the Stockholders or the Company to the Buyer.

          3.12 REAL ESTATE. The Company does not own, and since its inception has not owned, any real property.

          3.13 ACCOUNTS RECEIVABLE. SCHEDULE 3.13 attached hereto sets forth a true, correct and complete list of the accounts and notes receivable of the Company (the "Accounts Receivable"), including the aging thereof as of the date hereof. All Accounts Receivable arose out of the services in the ordinary course of business and are collectible by the Company in the face value thereof within 30 days after the date of invoice, using normal collection procedures, net of the reserve for doubtful accounts set forth thereon, which reserve is adequate and was calculated in accordance with generally accepted accounting principles consistently applied.

          3.14 TAX MATTERS.

               (a)  Except as set forth on SCHEDULE 3.14 attached hereto:

                    (i) Within the times and in the manner prescribed by law, the Company has filed all federal, state and local tax returns and all tax returns for foreign countries, provinces and other governing bodies having jurisdiction to levy taxes upon them which are required to be filed;

                    (ii) The Company has paid all taxes, interest, penalties, assessments and deficiencies which have become due or which have been claimed to be due, including without limitation income (including any applicable alternative minimum tax), franchise, real estate, sales and withholding taxes and other employee benefits, taxes and imports;

                    (iii)The Company has not yet filed any tax return with any governmental entity and none is currently due and owing;

                    (iv) The Company has not waived or extended any applicable statute of limitations relating to the assessment of federal, state, local or foreign taxes;

                    (v) No examinations of the federal, state, local or foreign tax returns of the Company is currently in progress nor threatened and no deficiencies have been asserted or assessed against the Company as a result of any audit by the Internal Revenue Service or any state or local taxing authority and no such deficiency has been proposed or threatened;

                    (vi) The Company has not filed a consent pursuant to Section 341(f) of the Internal Revenue Code of 1954, as amended (the "Code") relating to


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

collapsible corporations nor has any such corporation agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code); and

                    (vii)The Company has not participated in or cooperated with an international boycott, within the meaning of Section 999 of the Code, nor has any such corporation had operations which are or may hereafter become reportable under Section 999 of the Code.

               (b)  Since  January  1,  1999,   the  Company  has  been  legally
qualified to file its tax returns as an S Corporation within the meaning of the Code and the Company will remain so qualified until the Closing.

          3.15 BOOKS AND RECORDS. The general ledgers and books of account of the Company are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations.

          3.16 CONTRACTS AND COMMITMENTS.

               (a) SCHEDULE 3.16 attached hereto contains a true, complete and correct list and description of the following contracts and agreements, whether written or oral (collectively, the "Contracts"):

                    (i)  all  loan   agreements,   indentures,   mortgages   and
guaranties to which the Company is a party or by which the Company or any of its property is bound;

                    (ii) all pledges, conditional sale or title retention agreements, security agreements, equipment obligations, personal property leases and lease purchase agreements to which the Company is a party or by which the Company or any of its property is bound;

                    (iii)all contracts, agreements, commitments, purchase orders or other understandings or arrangements to which the Company is a party or by which the Company or any of its property is bound which (A) involve payments or receipts by the Company of more than $1,000 in the case of any single contract, agreement, commitment, understanding or arrangement under which full performance (including payment) has not been rendered by all parties thereto or (B) which may materially adversely affect the condition (financial or otherwise) or the properties, assets, business or prospects of the Company;

                    (iv) all collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, pension plans, retirement plans, employee stock option or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments to which the Company is a party or by which the Company or any of its property is bound;

                    (v)  all   agency,   distributor,    sales   representative,
franchise or similar agreements to which the Company is a party or by which the Company or any of its property is bound

                    (vi) all contracts, agreements or other understandings or arrangements between the Company (including, but not limited to, any tax sharing arrangements) or between the Company and any of the Stockholders or their affiliates;

                    (vii)all leases, whether operating, capital or otherwise, under which the Company is lessor or lessee;

                    (viii) all contracts, agreements and other documents or information relating to past disposal of waste (whether or not hazardous), and sales of steel scrap, prototypes, tools and dies;

                    (ix) all   contracts,   agreements  or  other   arrangements
imposing a non-competition or non-solicitation obligation on the Company;

                    (x) all agreements or arrangements with any customers to whom the Company has supplied or is obligated to supply merchandise or services; and

                    (xi) any other material agreements or contracts entered into by the Company.

               (b)  Except as set forth on SCHEDULE 3.16:

                    (i) each Contract is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting creditor's rights generally and the Company does not have any knowledge that any Contract is not a valid and binding agreement of the other parties thereto;

                    (ii) the Company has fulfilled all material obligations required pursuant to the Contracts to have been performed by the Company on its part prior to the date hereof, and the Company has no reason to believe that it will not be able to fulfill, when due, all of its obligations under the Contracts which remain to be performed after the date hereof;

                    (iii)the Company is not in material breach of or default under any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights or result in the creation of any lien, charge or encumbrance, thereunder or pursuant thereto;

                    (iv) there is no existing breach or default by any other party to any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute a default by such other party, result in a loss of rights or result in the creation of any lien, charge or encumbrance thereunder or pursuant thereto;

                    (v) there have not been, any claims of a non-routine nature relating to the Company by customers of the Company under any warranties, whether express or implied;

                    (vi) the Company is not restricted by any Contract from carrying on its business anywhere in the world;

                    (vii)the Company has no written or oral contracts to sell products or perform services which are expected to be performed at, or to result in, a loss:

               (c) True, correct and complete copies of all Contracts have previously been delivered by the Company or the Stockholders to the Buyer.

          3.17 COMPLIANCE WITH AGREEMENTS AND LAWS.

               (a) The Company has all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct its and own and operate its assets (collectively, the "Permits"). SCHEDULE 3.17 attached hereto sets forth a true, correct and complete list of all such Permits, copies of which have previously been delivered by the Company or the Stockholders to the Buyer. The Company is not in violation of any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous substances, land use or similar matters) relating to its properties, the failure to comply with which could have a Material Adverse Effect on the results of operations, condition (financial or otherwise), assets, properties business or prospects of the Company. The business of the Company has not violated, and on the date hereof does not violate, in any material respect, any federal, state, local or foreign laws, regulations or orders (including, but not limited to, any of the foregoing relating to employment discrimination, occupational safety, environmental protection, hazardous waste, conservation, or corrupt practices), the enforcement of which would have a Material Adverse Effect. Except as set forth on SCHEDULE 3.18, the Company has had no notice or communication from any federal, state or local governmental or regulatory authority or otherwise of any such violation or noncompliance.

               (b) The Company is not in violation of any federal, state, county or municipal authority law, ruling, order, decree, regulation, permit, or other environmental or hazardous waste requirement applicable to the Company, relating to health, safety, pollution, hazardous waste, environmental or other similar matters, which has not been entirely corrected and which has or will have a Material Adverse Effect on the transactions contemplated herein. The Company has not received notice from any federal, state, county or municipal authority alleging any such violation in respect to any of the property which is the subject of the Leases or any part thereof.

               (c) For purposes of this Subsection 3.17, "hazardous waste" means "hazardous waste" as defined in the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6921 et. seq., and the regulations adopted pursuant thereto.

          3.18 EMPLOYEE RELATIONS.

               (a) The Company is in compliance with all federal, state and municipal laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, which if enforced against the Company could have a Material Adverse Effect. The Company is not engaged in any unfair labor practice, and there are no arrears in the payment of wages or social security taxes.

               (b)  Except as set forth on SCHEDULE 3.18 attached hereto:

                    (i) none of the employees of the Company is represented by any labor union;

                    (ii) there is no unfair labor practice complaint against the Company pending before the National Labor Relations Board or any state or local agency;

                    (iii)there is no pending labor strike or, to the best knowledge of the Stockholders and the Company, other material labor trouble affecting the Company (including, without limitation, any organizational drive);

                    (iv) there is no material labor grievance pending against the Company;

                    (v) there is no pending representation question respecting the employees of the Company;

                    (vi) there are no pending arbitration proceedings arising out of or under any collective bargaining agreement to which the Company is a party, or any basis for which a claim may be made under any collective bargaining agreement to which the Company is a party; and

                    (vii)the Company has no continuing obligation for health, life, medical insurance or other similar fringe benefits to any former employee of the Company.

               (c) SCHEDULE 3.18 sets forth a true, correct and complete list of the current payroll of the Company, including the job descriptions and salary or wage rates of each of its employees, showing separately for each such person who received an annual salary in excess of $10,000 the maximum amounts paid or payable as salary and bonus payments for the fiscal year ended December 31, 1998.

               (d) For purposes of this Subsection 3.18, the term "employee" shall be construed to include sales agents and other independent contractors who spend a majority of their working time on the business of the Company.

          3.19 EMPLOYEE BENEFIT PLANS.

               (a) EMPLOYEE PLANS. SCHEDULE 3.19 attached hereto contains a true, correct and complete list of all pension, benefit, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and other similar plans, programs and agreements, whether reduced to writing or not, other than any "multi-employer plan" as such term is defined in Section 4001(a)(3) of ERISA, relating to the Company's employees, or maintained at any time by the Company or by any other member (hereinafter, "Affiliate") of any controlled group of corporations, group of trades or businesses under common control, or affiliated service group (as defined for purposes of Section 414(b), (c) and (m), respectively, of the Internal Revenue Code of 1986, as amended (the "Code")) (the "Employee Plans") and, except as set forth on SCHEDULE 3.20 attached hereto, the Company has no obligations, contingent or otherwise, past or present, under applicable law or the terms of any Employee Plan.

               (b) PROHIBITED TRANSACTIONS. Neither the Company nor any of its Affiliates, directors, officers, employees or agents, or any "party-in-interest" or "disqualified person," as such terms are defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Code has, with respect to any Employee Plan, engaged in or been a party to any nonexempt "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, in connection with which, directly or indirectly, the Buyer or any of its Affiliates, directors or employees or any Employee Plan or any related funding medium could be subject to either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

               (c) COMPLIANCE. With respect to all Employee Plans, the Company and its Affiliates are in compliance with the requirements prescribed by any and all statutes, orders or governmental rules or regulations currently in effect, including, but not limited to, ERISA and the Code, applicable to such Employee Plans. The Company and its Affiliates have in all respects performed all obligations required to be performed by them under, and is not in violation in any respect of, and there has been no default or violation by any other party with respect to, any of the Employee Plans. Except as set forth on SCHEDULE 3.19 attached hereto: (i) none of the Employee Plans which are subject to Title IV of ERISA has been or will be terminated in whole or in part within the meaning of ERISA or the Code; (ii) no liability has been incurred to, nor has any event or circumstance occurred, nor will any event or circumstance occur prior to the Closing Date, which could result in such a liability being asserted by, the Pension Benefit Guaranty Corporation ("PBGC") with respect to any Employee Plan (other than the payment of annual premiums under Section 4007 of ERISA or benefits payable in accordance with the terms of such Employee Plan); (iii) no Employee Plan that is subject to Part 3 of Subtitle B of Title I of ERISA or
Section 412 of the Code, or both, incurred any "accumulated funding deficiency" (as defined in ERISA), whether or not waived; (iv) none of the businesses constituting the Company nor any Affiliate has failed to pay any amounts due and owing as required by the terms of any Employee Plan; (v) there has been no "reportable event" within the meaning of Section 4043(b)(1)-(9) of ERISA, or any event described in Section 4063(a) of ERISA, with respect to any Employee Plan, other than as disclosed herein or on accompanying schedules; (vi) none of the businesses constituting the Company nor any Affiliate has failed to make any payment to an Employee Plan required under Section 302 of ERISA nor has any lien ever been imposed under Section 302(f) of ERISA; (vii) none of the businesses constituting the Company nor any Affiliate has adopted an amendment to any

Employee Plan which requires the provision of security under Section 307 of ERISA, (viii) the PBGC has not instituted any proceedings to terminate an Employee Plan pursuant to Section 4042 of ERISA.

               (d) MULTI-EMPLOYER PLANS. SCHEDULE 3.19 lists each and every multi-employer plan to which any of the businesses constituting the Company or their Affiliates contribute, are required to contribute, or have ever been required to contribute. No multi-employer plan listed in SCHEDULE 3.20 is in "reorganization" (as defined in Section 4241 of ERISA) or "insolvent" (as defined in Section 4245 of ERISA). None of the businesses constituting the Company nor any Affiliates have withdrawn or are reasonably expected to withdraw from a multi-employer plan in a complete or partial withdrawal which has resulted or will result in "withdrawal liability," as defined for purposes of
Part I of Subtitle E of Part IV of ERISA, with respect to any such plan which has not been satisfied in full. Each of the businesses constituting the Company and their Affiliates have made all contributions to any such plan as are required through the Closing Date under the terms of any such plans or applicable statutes, regulations, rulings and other applicable law; and no event has occurred, or can occur prior to the Closing Date, which could give rise to any other liability (other than a continuing obligation to contribute to such plan(s) under the terms of any applicable collective bargaining agreements) on the part of the Entities or the Buyer, or their Affiliates, officers, employees or directors with respect to such plan(s).

               (e) RETIREE BENEFITS. Except as set forth in SCHEDULE 3.19, no Employee Plan provides health or life insurance benefits for retirees. No such plan contains any provisions, and no commitments or agreements exist, which in any way would limit or prohibit the Buyer from amending any such plan to reduce or eliminate such retiree benefits.

               (f) COPIES OF EMPLOYEE PLANS AND RELATED DOCUMENTS. The Company has previously delivered to the Buyer true, correct and complete copies of all Employee Plans which have been reduced to writing and written descriptions of all Employee Plans which have not been reduced to writing, and all agreements, including trust agreements and insurance contracts, related to such Employee Plans, and the Summary Plan Description and all modifications thereto for each Employee Plan communicated to employees. With respect to each Employee Plan that is a "defined benefit plan," as such term is defined in Section 3(35) of ERISA
(the "Defined Benefit Plans"), true, correct and complete copies of (i) the annual actuarial valuation reports for the last five years, (ii) the Form 5500 and SCHEDULE A or B thereto, or both, filed for the last five years and (iii) any filings made with the Pension Benefit Guaranty Corporation, Internal Revenue Service or Department of Labor, or any correspondence with or from such agencies, regarding the termination of any such Defined Benefit Plan, have been delivered to the Buyer.

               (g)  QUALIFICATIONS. Each Employee Plan intended to qualify under
Section 401(a) of the Code has been determined by the Internal Revenue Service to so qualify, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501(a). Each Employee Plan which is a funded welfare benefit plan intended to be exempt from tax under the provisions of Section 501(c)(9) of the Code has been determined by the Internal Revenue Service to be so exempt. Copies of all determination letters with respect to each such Employee Plan have been previously delivered by the Company to the Buyer, and nothing has since occurred, or will occur prior to the Closing Date, which might cause the loss of such qualification or exemption, no such Employee Plan has been operated in a manner which would cause it to be disqualified in operation, and all such Employee Plans have been administered in compliance with and consistent with all applicable requirements of the Code and ERISA, including, without limitation, all reporting, notice, and disclosure requirements.

               (h)  FUNDING STATUS, ETC.

                    (i) Except as set forth on SCHEDULE 3.19, no business constituting a part of the Company nor any corporation or trade or business
(whether or not incorporated) which would be treated as a member of the controlled group of the Company under Section 4001(a)(14) of ERISA would be liable for (A) any amount pursuant to Section 4062, 4063, 4064, 4068 or 4069 of ERISA if any of the Employee Plans which are subject to Title IV of ERISA were to terminate or (B) any amount pursuant to Section 4201 of ERISA if a complete or partial withdrawal from any multi-employer plan listed on SCHEDULE 3.19 occurred before the Closing. Except as set forth on SCHEDULE 3.20, all Employee Plans which are subject to Title IV of ERISA have no unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA. There is no unpaid contribution due with respect to the plan year of any such Defined Benefit Plan ended prior to the Closing Date, as required under the minimum funding requirements of Section 412 of ERISA. To the extent not heretofore satisfied or accrued on the Balance Sheet, the Stockholders shall be responsible for, and shall cause to be paid without using any of the Company's assets, a pro rata portion of any minimum funding liability for the plan year in which the Closing Date falls.

                    (ii) With respect to each Employee Plan which is a qualified defined contribution pension, profit-sharing or stock bonus plan, as defined in ERISA, all employer contributions accrued for plan years ending prior to the Closing Date under the Plan terms and applicable law have been made by the Company. To the extent not heretofore satisfied or accrued on the Balance Sheet, the Stockholders shall be responsible for, and shall cause to be paid without using any of the Company's assets, a pro rata portion of the employer contribution for the plan year in which the Closing Date falls.

                    (iii)All premiums or other payments required by the terms of any group or individual insurance policies and programs maintained by the Company and covering any present or former employees of the Company with respect to all periods up to and including the Closing Date have been fully paid for the length of the obligation. To the extent not heretofore satisfied or accrued on the Balance Sheet, the Stockholders shall be responsible for, and shall cause to be paid without using any of the Company's assets, any welfare benefits not fully covered by third-party insurance policies or programs relating to claims incurred by present or former employees of the Company on or before the Closing Date.

               (i) CLAIMS AND LITIGATION. Except as set forth on SCHEDULE 3.20, there are no threatened or pending claims, suits or other proceedings by present or former employees of the Company or its affiliates, plan participants, beneficiaries or spouses of any of the above, the Internal Revenue Service, the PBGC, or any other person or entity involving any Employee Plan including claims against the assets of any trust, involving any Employee Plan, or any rights or benefits thereunder, other than ordinary and usual claims for benefits by participants or beneficiaries including claims pursuant to domestic relations orders.

               (j) NO IMPLIED RIGHTS. Nothing expressed or implied herein shall confer upon any past or present employee of the Company, his or her representatives, beneficiaries, successors and assigns, nor upon any collective bargaining agent, any rights or remedies of any nature, including, without limitation, any rights to employment or continued employment with the Company, the Buyer, or any successor or affiliate.

               (k) CONTINUATION, TRANSFER AND TERMINATION. SCHEDULE 3.19 describes which Employee Plans are to be continued by the Company following the Closing Date and which are to be terminated. At the Buyer's election, the Stockholders shall take any actions as may be necessary or appropriate under all applicable laws and the terms of the Employee Plans to establish the Buyer, or an affiliate of the Buyer, as having all rights and obligations with respect to any of the Employee Plans which are to be continued including, without limitation, rights with respect to all annuity or insurance contracts which form a part of any of such Employee Plans, together with all other Employee Plan assets. The Stockholders shall obtain as of the Closing Date any and all consents from trustees required to effect any transfer of any trust(s) related to such assumed Employee Plans to such trustee(s) as may be appointed by the Buyer.

               (l) SCHEDULE 3.19 attached hereto sets forth the detailed procedures for continuing or terminating certain of the Employee Plans.

               (m) LIABILITIES. Except as heretofore accrued on the Financial Statements, there are no liabilities with respect to any Employee Plan which liability relates to any period prior to the Closing Date, including, without limitation, any taxes, accrued vacation or sick pay (whether or not vested), accrued vacation, sick and personal leaves, employee policies, employee benefit claims or liability to the Pension Benefit Guaranty Corporation. Without limitation of the foregoing, SCHEDULE 3.19 attached hereto sets forth all amounts of severance pay (or the method of calculating such amounts based on the exact date of the Closing) to which employees of the Company will have accrued prior to the Closing Date and which will be payable to them upon any subsequent termination of their employment after the Closing Date.

          3.20 ABSENCE OF CERTAIN CHANGES OR EVENTS.

               (a) Except as set forth on SCHEDULE 3.20 attached hereto, since the Balance Sheet Date, the Company has not entered into any transaction which is not in the usual and ordinary course of business, and, without limiting the generality of the foregoing, the Company has not:

                    (i) incurred any material obligation or liability for borrowed money;

                    (ii) discharged or satisfied any lien or encumbrance or paid any obligation or liability other than current liabilities reflected in the Balance Sheet;

                    (iii)mortgaged, pledged or subjected to lien, charge or other encumbrance any of their respective properties or assets;

                    (iv) sold or purchased, assigned or transferred any of its tangible assets or cancelled any debts or claims, except for inventory sold and raw materials purchased in the ordinary course of business;

                    (v) made any material amendment to or termination of any Contract or done any act or omitted to do any act which would cause the breach of any Contract;

                    (vi) suffered any losses of personal or real property, whether insured or uninsured, and whether or not in the control of the Company in excess of $3,500 in the aggregate, or waived any rights of any value;

                    (vii)authorized any declaration or payment of dividends by the Company, or paid any such dividends, or authorized any transfer of assets of any kind whatsoever by the Company to any stockholders with respect to any shares of their capital stock;

                    (viii) authorized or issued recall notices for any of its products or initiated any safety investigations;

                    (ix) received notice of any litigation, warranty claim or products liability claims;

                    (x) made any material change in the terms, status or funding condition of any Employee Plan, as defined in Subsection 3.20 hereof;

                    (xi) engaged any new employee for a salary (or equivalent hourly rate) in excess of $10,000 per annum;

                    (xii)made, or committed to make, any changes in the compensation payable to any officer, director, employee or agent of the Company, or any bonus payment or similar arrangements made to or with any of such officers, directors, employees or agents;

                    (xiii) incurred any capital expenditure in excess of $10,000 in any instance or in the aggregate;

                    (xiv)made any material alteration in the manner of keeping the books, accounts or records of the Company, or in the accounting practices therein reflected; or

                    (xv) suffered any Material Adverse Change in the results of operations, condition (financial or otherwise), assets, liabilities (whether absolute, accrued, contingent or otherwise), business or prospects of the Company.

               (b) Neither the Company nor any of the Stockholders have knowledge of any existing or threatened occurrence, event or development which, as far as can be reasonably foreseen, could have a Material Adverse Effect on the business, properties, assets, condition (financial or otherwise) or prospects of the Company.

          3.21 CUSTOMERS. SCHEDULE 3.21 attached hereto sets forth a true, correct and complete list of (a) the names and addresses of each customer of the Company (including advertisers, vendors and airline carriers). Except as set forth on SCHEDULE 3.22, the Company has good customer relations and none of the customers (including advertisers, vendors and airline carriers) of the Company has notified the Company that it intends to discontinue its relationship or otherwise reduce its level of purchasing advertising from the Company. The Company specifically represents that its relationship with SkyWest Airlines is in good standing and it has received no notices of breach of any obligation from SkyWest.

          3.22 SUPPLIERS. SCHEDULE 3.22 attached hereto sets forth a true, correct and complete list of (i) the names and addresses of each of the suppliers of the Company which accounted for a dollar volume of purchases by the Company in excess of $1,000, and (ii) the present sole source suppliers of significant goods or services, other than utilities, for any product with respect to which practical alternative sources of supply are not available on comparable terms and conditions, indicating the contractual arrangements for continued supply from each such supplier. Except as set forth on SCHEDULE 3.22,
(a) the Company has good relations with all of its suppliers, and (b) the Company is not more than 30 days in arrears in any trade accounts payable or other payments owing to any supplier.

          3.23 WARRANTY AND PRODUCT LIABILITY CLAIMS. SCHEDULE 3.23 attached hereto contains a true, correct and complete list of all warranty and product liability claims made against the Company, the current status of all such claims and the costs of all actions taken in satisfaction of such claims. All information relative to such claims and those arising thereafter shall be available to the Buyer from and after the date hereof.

          3.24 PREPAYMENTS AND DEPOSITS. SCHEDULE 3.24 attached hereto sets forth all prepayments, deposits, credits or similar items which have been received by the Company as of the date hereof, from customers for products to be shipped, or services to be performed, after the Closing Date.

          3.25 INDEBTEDNESS TO AND FROM OFFICERS, DIRECTORS AND STOCKHOLDERS. Except as set forth on SCHEDULE 3.25, the Company is not indebted, directly or indirectly, to any person who is an officer, director, stockholder or affiliate in any amount whatsoever other than for salaries for services rendered or reimbursable business expenses, all of which have been reflected on the Financial Statements, and no such officer, director, stockholder or affiliate is indebted to the Company except for advances made to employees of the Company in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor.

          3.26 BANKING FACILITIES. SCHEDULE 3.26 attached hereto sets forth a true, correct and complete list of:

               (a) each bank, savings and loan or similar financial institution in which the Company has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by the Company thereat; and

               (b) the names of all persons authorized to draw on each such account or to have access to any such safety deposit box facility, together with a description of the authority (and conditions thereof, if any) of each such person with respect thereto.

          3.27 POWERS  OF  ATTORNEY  AND  SURETYSHIPS.  Except  as set  forth on
SCHEDULE 3.27 attached hereto, the Company has no general or special powers of attorney outstanding (whether as grantor or grantee thereof) or has any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.

          3.28 CONFLICTS OF INTEREST. Except as set forth on Schedule 3.28(a) relating to the provision of services by WhatsUpUSA.com, L.L.C , no officer, director, stockholder or affiliate of the Company, now has or within the last three (3) years had, either directly or indirectly:

               (a) an equity or debt interest in any corporation, partnership, joint venture, association, organization or other person or entity which furnishes or sells or during such period furnished or sold services or products to the Company, or purchases or during such period purchased from the Company any goods or services, or otherwise does nor during such period did business with the Company.; or

               (b) a beneficial interest in any contract, commitment or agreement to which the Company is or was a party or under which it is or was obligated or bound or to which its properties may be or may have been subject, other than stock options and other contracts, commitments or agreements between the Company and such persons in their capacities as employees, officers or directors of the Company.

          3.29 REGULATORY APPROVALS. All consents, approvals, authorizations or other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Company and which are necessary for the execution and delivery by the Stockholders and the Company of this Agreement or any documents to be executed and delivered by the Stockholders or the Company in connection herewith are set forth on SCHEDULE 3.29 attached hereto and have been, or prior to the Closing Date will be, obtained and satisfied.

          3.30 DISCLOSURE. The information concerning the Company set forth in this Agreement, the Schedules attached hereto and any document, statement or certificate furnished or to be furnished to the Buyer pursuant hereto, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false and misleading. The Stockholders and the Company have disclosed to the Buyer all material facts pertaining to the transactions contemplated by this Agreement and the Schedules hereto. Copies of all documents heretofore or hereafter delivered or made available to the Buyer pursuant to this Agreement were or will be complete and accurate copies of such documents.

     4. REPRESENTATIONS OF THE BUYER. The Buyer represents and warrants to the Stockholders and the Company as follows:

          4.1 ORGANIZATION AND AUTHORITY. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. With the exception of final approval by Buyer's Board of Directors, as required by
Section 8.13 herein, the Buyer has full power to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. Certified copies of the Articles of Incorporation and the Bylaws of the Buyer, as amended to date, have been previously delivered to the Stockholders, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

          4.2 AUTHORIZATION. The execution and delivery of this Agreement by the Buyer, and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Buyer; (b) violate the provisions of the Buyer's Articles of Incorporation or Bylaws; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Buyer pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which the Buyer is a party or by which the Buyer is or may be bound

          4.3 REGULATORY APPROVALS. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Buyer and which are necessary for the consummation of the transactions contemplated by this Agreement have been, or will be prior to the Closing Date, obtained and satisfied.

          4.4 DISCLOSURE. No representation or warranty by the Buyer in this Agreement, or in any list, statement, document or information set forth in or attached to any Schedule delivered or to be delivered pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading.

          4.5 INVESTMENT REPRESENTATION. The Buyer is acquiring the Shares from each Stockholder for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the agreements contemplated herein, the Buyer has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

     5.   ACCESS TO INFORMATION: PUBLIC ANNOUNCEMENTS

          5.1  ACCESS TO MANAGEMENT, PROPERTIES AND RECORDS.

               (a) From the date of this Agreement until the Closing Date, the Stockholders and the Company shall afford the officers, attorneys, accountants and other authorized representatives of the Buyer free and full access upon reasonable notice and during normal business hours to all management personnel, offices, properties, books and records of the Company, so that the Buyer may have full opportunity to make such investigation as it shall desire to make of the management, business, properties and affairs of the Company, and the Buyer shall be permitted to make abstracts from, or copies of, all such books and records. The Stockholders and the Company shall furnish to the Buyer such financial and operating data and other information as to the business of the Company as the Buyer shall reasonably request.

               (b) The Stockholders and the Company shall authorize the release to the Buyer of all files pertaining to the business or operations of the Company held by any federal, state, county or local authorities, agencies or instrumentalities. The Stockholders' and the Company's authorization shall specifically waive all previous claims of privilege or other restrictions, and in any case where a release by a present or former employee of the Company is necessary, the Stockholders and the Company shall exercise their best efforts to obtain such a release.

          5.2  CONFIDENTIALITY.

               (a) The Company and the Stockholders have furnished and will continue to furnish the Buyer with certain information which is either non-public, confidential or proprietary in nature and which (i) is identified in writing as being proprietary and confidential, (ii) is not already known to persons other than the Company, the Stockholders, their representatives and third parties which have entered into written non-disclosure agreements with the Company and (iii) has not been independently developed by the Buyer. All such information furnished to the Buyer, its directors, officers, employees, agents or representatives, including, without limitation, attorneys, accountants, consultants, potential lenders, investors and financial advisors (collectively "representatives"), by the Company, the Stockholders, or any of their respective representatives, and all analyses, compilations, data, studies or other documents prepared by the Buyer or its representatives containing or based in whole or in part on any such furnished information or reflecting the Buyer's review of, or interest in, the Company is hereinafter referred to as "Information."

               (b) Subject to the requirements of applicable law, the Buyer hereby agrees to use the Information solely in connection with the consummation of the transactions contemplated by this Agreement and to transmit the Information only to those representatives of the Buyer who need to know the Information.

          5.3 PUBLIC ANNOUNCEMENTS. The parties agree that prior to the Closing Date any and all general public announcements or other general public communications concerning this Agreement and the purchase and sale of the Shares by the Buyer, and the timing, manner and content of such disclosures, shall be subject to the mutual agreement of the Company, the Stockholders and the Buyer.

     6. PRE-CLOSING COVENANTS OF THE STOCKHOLDERS AND THE COMPANY. From and after the date hereof and until the Closing Date:

          6.1 CONDUCT OF BUSINESS. The Company shall carry on its business diligently and substantially in the same manner as heretofore and shall not make or institute any unusual or new methods of manufacture, purchase, sale, shipment or delivery, lease, management, accounting or operation, and shall not ship or deliver any quantity of products in excess of normal shipment or delivery levels, except as agreed to in writing by the Buyer. All of the property of the Company shall be used, operated, repaired and maintained in a normal business manner consistent with past practice.

          6.2 ABSENCE OF MATERIAL CHANGES. Without the prior written consent of the Buyer, the Company shall not:

               (a)  take any action to amend its charter documents or bylaws;

               (b) issue any stock, bonds or other corporate securities or grant any option or issue any warrant to purchase or subscribe for any of such securities or issue any securities convertible into such securities:

               (c) incur any obligation or liability (absolute or contingent), except current liabilities incurred and obligations under contracts entered into in the ordinary course of business;

               (d)  declare  or  make  any  payment  or   distribution   to  its
stockholders with respect to its stock or purchase or redeem any shares of its capital stock;

               (e) mortgage, pledge, or subject to any lien, charge or any other encumbrance any of their respective assets or properties;

               (f) sell, assign, or transfer any of its assets, except for inventory sold in the ordinary course of business, at a normal profit margin, and for not less than replacement cost;

               (g) cancel any debts or claims, except in the ordinary course of business;

               (h) merge or consolidate with or into any corporation or other entity;

               (i) make, accrue or become liable for any bonus, profit sharing or incentive payment, except for accruals under existing plans, if any, or increase the rate of compensation payable or to become payable by it to any of its officers, directors or employees, other than increases in the ordinary course of business consistent with past practice;

               (j) make any election or give any consent under the Code or the tax statutes of any state or other jurisdiction or make any termination, revocation or cancellation of any such election or any consent or compromise or settle any claim for past or present tax due;

               (k)  waive any rights of material value;

               (l) modify, amend, alter or terminate any of its executory contracts of a material value or which are material in amount;

               (m) take or permit any act or omission constituting a material breach or default under any contract, indenture or agreement by which it or its properties are bound;

               (n) fail to (i) preserve the possession and control of its assets and business, (ii) keep in faithful service its present officers and key employees, (iii) preserve the goodwill of its consumers, suppliers, agents, brokers and others having business relations with it, and (iv) keep and preserve its business existing on the date hereof until the Closing Date;

               (o) fail to operate its business and maintain its books, accounts and records in the customary manner and in the ordinary and regular course of business and maintain in good repair its business premises, fixtures, machinery, furniture and equipment;

               (p) enter into any lease, contract, agreement or understanding, other than those entered into in the ordinary course of business calling for payments which in the aggregate do not exceed $3,500 for each such lease, contract, agreement or understanding;

               (q) incur any capital expenditure in excess of $10,000 in an instance or $50,000 in the aggregate;

               (r) engage any new employee for a salary in excess of $10,000 per annum (or equivalent hourly rate);

               (s) materially alter the terms, status or funding condition of any Employee Plan; or

               (t)  commit or agree to do any of the foregoing in the future.

          6.3 DELIVERY OF INTERIM FINANCIAL STATEMENTS. As promptly as possible following the last day of each month after the date hereof until the Closing Date, and in any event within 20 days after the end of each such month, the Stockholders or the Company shall deliver to the Buyer the balance sheet of the Company and the related statements of income, shareholders' equity and retained earnings for the one-month period then ended, all certified by the chief financial officer, president and chief executive officer of the Company to the effect that such interim financial statements are prepared in accordance with past practices for informal Company use and subject to normal recurring year-end adjustments (the effect of which will not have a Material Adverse Effect), and fairly present the financial condition of the Company as of the date thereof and for the period covered thereby (collectively, the "Interim Financial Statements").

          6.4  COMMUNICATIONS WITH ADVERTISERS, AIRLINES AND SUPPLIERS.

               (a) Unless instructed otherwise by the Buyer in writing, the Company will continue to accept advertising orders in the ordinary course of business and consistent with past practice.

               (b) The Company and the Buyer will cooperate in communications with advertisers and airlines to accomplish the transfer of the Shares to the Buyer on the Closing Date.

          6.5 COMPLIANCE WITH LAWS. The Company will comply with all laws and regulations which are applicable to it or to the conduct of its business and will perform and comply with all contracts, commitments and obligations by which it is bound.

          6.6 CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES. Neither the Stockholders nor the Company will take any actions which would result in any of the representations or warranties set forth in Sections 2 and 3 hereof being untrue.

          6.7 CONTINUING OBLIGATION TO INFORM. From time to time prior to the Closing, the Stockholders will deliver or cause to be delivered to the Buyer supplemental information concerning events subsequent to the date hereof which would render any statement, representation or warranty in this Agreement or any information contained in any Schedule attached hereto inaccurate or incomplete in any material respect at any time after the date hereof until the Closing Date; PROVIDED, that except as specified in Subsection 8.7 hereof, none of such supplemental information shall constitute an amendment of any statement, representation or warranty in this Agreement or any Schedule, or document furnished pursuant hereto.

          6.8 EXCLUSIVE DEALING. Neither the Stockholders nor the Company will, directly or indirectly, through any officer, director, agent or otherwise, (a) solicit, initiate or encourage submission of proposals or offers from any person relating to an acquisition or purchase of all or a material portion of the assets of or an equity interest in the Company or any merger, consolidation or business combination with the Company, or (b) participate in any discussions or negotiations regarding, or furnish to any other person, any non-public information with respect to or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. The Stockholders and the Company agree to promptly notify the Buyer of any such proposal or offer, or any inquiry or contact with respect thereto received by the Company or any of the Stockholders.

          6.9 REPORTS, TAXES. The Company will duly and timely file all reports or returns required to be filed with federal, state, local and foreign authorities and will promptly pay all federal, state, local and foreign taxes, assessments and governmental charges levied or assessed upon them or any of their properties (unless contesting such in good faith and adequate provision has been made therefor).

     7. BEST EFFORTS TO OBTAIN SATISFACTION OF CONDITIONS. The Stockholders and the Company and the Buyer covenant and agree to use their best efforts to obtain the satisfaction of the conditions specified in this Agreement.

     8. CONDITIONS TO OBLIGATIONS OF THE BUYER. The obligations of the Buyer under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

          8.1 CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS AND THE COMPANY; COMPLIANCE WITH COVENANTS AND OBLIGATIONS. The representations and warranties of the Stockholders and the Company shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date (even though they purport to have been given on a date prior to the Closing Date), except for any changes permitted by the terms hereof or consented to in writing by the Buyer. The Stockholders and the Company shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by each of them prior to or at the Closing Date.

          8.2 PERFORMANCE BY THE STOCKHOLDERS AND THE COMPANY. At the Closing, the Stockholders and the Company shall have delivered to the Buyer a certificate signed by the president of the Company as to their compliance with Subsection
8.1 hereof.

          8.3 GOVERNMENTAL APPROVALS. All governmental agencies, department, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Stockholders and the Company of the transactions contemplated by this Agreement and the operation of the business of the Company by the Buyer shall have consented to, authorized, permitted or approved such transactions.

          8.4 CONSENT OF LENDERS, LESSORS AND OTHER THIRD PARTIES. The Stockholders and the Company shall have received all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Stockholders and the Company to consummate the transactions contemplated by this Agreement, including without limitation, those set forth on SCHEDULE 3.4 attached hereto.

          8.5 ADVERSE PROCEEDINGS. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Buyer to own the Shares or to own or operate the business of the Company after the Closing.

          8.6 OPINION OF COUNSEL. The Buyer shall have received an opinion of counsel to the Stockholders and the Company, dated as of the Closing Date, in substantially the form attached hereto as SCHEDULE 8.6, and as to such other matters as may be reasonably requested by the Buyer or its counsel, including opinion as to the nonexistence of transferee tax liability on the assets of the Company.

          8.7 UPDATE. The Company and the Stockholders shall have provided the Buyer with a true, correct and complete list and amount, as of the last business day immediately preceding the Closing Date, of:

               (a)  the Personal Property;

               (b)  the Leases;

               (c)  the Inventory;

               (d)  the Accounts Receivable, including an aging thereof;

               (e)  the Contracts;

               (f)  trade accounts payable and accrued liabilities;

               (g)  unfilled customer orders; and,

               (h)  long-term and short-term debt.

None of the information with respect to the items referred to in clauses (a) through (g) above shall be materially adverse from the information supplied by the Company and the Stockholders as of the date hereof on SCHEDULES 3.9, 3.11, 3.13, 3.14, 3.17, 3.23 and 3.26 attached hereto, and, with respect to clause (h) above, none of such information shall be materially adverse from the information set forth in the Balance Sheet. For purposes of this Subsection 8.7, the term "materially adverse" shall mean any change, other than those specifically contemplated by or permitted pursuant to the terms of this Agreement, having an economic value in excess of $1,000.

          8.8 EMPLOYMENT AND REPAYMENT OF INDEBTEDNESS AGREEMENT. On or prior to the Closing Date, the Buyer and Lorne Grierson shall have executed an employment contract and non-competition agreement, as well as an agreement for the repayment by the Company of an obligation owing to Grierson.

          8.9 NONCOMPETE AGREEMENTS. Noncompete agreements in a form acceptable to Buyer from such key managers of the Company as Buyer shall determine.

          8.10 ASSETS AND LIABILITIES. The GAAP book value of the assets and liabilities of the Company on the Interim Financial Statements shall be substantially similar to the 1999 Financial Statements.

          8.11 CLOSING DELIVERIES. The Buyer shall have received at or prior to the Closing such documents, instruments or certificates as the Buyer may reasonably request including, without limitation:

               (a) the stock certificates representing the Shares duly endorsed in accordance with Subsection 1.1 of this Agreement;

               (b) such certificates of the Company's officers and the Company and such other documents evidencing satisfaction of the conditions specified in this Section 8 as the Buyer shall reasonably request;

               (c) certificate of the Department of Commerce, Division of Corporations and Commercial Code of the State of Utah as to the legal existence and good standing of the Company in Utah, and a tax clearance letter from the Utah State Tax Commission;

               (d) certificates of the Secretary of the Company attesting to the incumbency of the Company's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Subsection 3.1;

               (e) where required by the applicable Lease, estoppel certificates from each lessor from whom the Company leases real or personal property consenting to the acquisition of the Shares by the Buyer and the other transactions contemplated hereby, and representing that there are no outstanding claims against the Company under such Lease;

               (f) certificates of appropriate governmental officials in each state in which the Company is required to qualify to do business as a foreign corporation as to the due qualification and good standing (including tax) of the Company in each such jurisdiction;

               (g) written resignations of all members of the Company's Board of Directors;

               (h) the original corporate minute books of the Company and all corporate seals; and

               (i)  a cross receipt executed by the Buyer and the Stockholders.

          8.12 CUSTOMER DUE DILIGENCE. On the Closing Date, the Buyer shall have completed its due diligence regarding the relationship of the Company with its advertising customers, its airline partners and suppliers to the satisfaction of Buyer in its sole discretion.

          8.13 BOARD OF DIRECTORS APPROVAL. On the Closing Date, the Buyer shall have obtained final approval of the Board of Directors regarding acceptance of this Agreement.

          8.14 REGISTRATION AGREEMENT. On or prior to the Closing Date, the Shareholders shall have entered into a mutually acceptable Registration Rights Agreement. Buyer shall file a registration statement with the Securities and Exchange Commission as soon as practicable following the Closing Date for the shares issued at Closing and will use it best efforts to have such registration statement declared effective as soon as practicable following the filing thereof. The parties acknowledge that they reasonably expect the registration statement to be effective within sixty (60) days of the Closing Date. To the extent the registration statement is not declared effective within twelve months from the Closing Date, Buyer will assist the Stockholders in selling the SkyMall stock pursuant to Rule 144.

     9. CONDITIONS TO OBLIGATIONS OF THE STOCKHOLDERS. The obligations of the Stockholders under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Stockholders:

          9.1  CONTINUED TRUTH OF  REPRESENTATIONS  AND WARRANTIES OF THE BUYER:
COMPLIANCE WITH COVENANTS AND OBLIGATIONS. The representations and warranties of the Buyer in this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes consented to in writing by the Stockholders. The Buyer shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

          9.2  CORPORATE  PROCEEDINGS.   All  corporate  and  other  proceedings
required to be taken on the part of the Buyer to authorize or carry out this Agreement shall have been taken.

          9.3 GOVERNMENTAL APPROVALS. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Buyer of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions.

          9.4 CONSENTS OF LENDERS, LESSORS AND OTHER THIRD PARTIES. The Buyer shall have received all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Buyer to consummate the transactions contemplated by this Agreement.

          9.5 ADVERSE PROCEEDINGS. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Stockholders to transfer the Shares.

          9.6 CLOSING DELIVERIES. The Stockholders shall have received at or prior to the Closing such documents, instruments or certificates as the Stockholders may reasonably request including, without limitation:

               (a) such certificates of the Buyer's officers and such other documents evidencing satisfaction of the conditions specified in this Section 9 as the Stockholders shall reasonably request;

               (b) a certificate of the Secretary of State of the State of Nevada as to the legal existence and good standing of the Buyer in Nevada;

               (c) a certificate of the Secretary of the Buyer attesting to the incumbency of the Buyer's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents and by-laws delivered pursuant to Subsection 4.1;

               (d)  payment  of  the   Purchase   Price  except  as  in  Section
1.3(b)(iii);

               (e) delivery of the Employment Agreement described in Section 8.8; and

               (f)  a cross receipt executed by the Buyer and the Stockholders.

     10.  INDEMNIFICATION.

          10.1 BY GRIERSON, OSBORN AND THE COMPANY. If the Closing occurs, Grierson and Osborn, jointly and severally, hereby indemnify and hold harmless the Buyer and the Company, and if the Closing does not occur, Grierson, Osborn and the Company, jointly and severally, hereby indemnify and hold harmless the Buyer, from and against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) (collectively, the "Losses") in connection with each and all of the following (a "Stockholder Breach of Warranty"):

               (a) any misrepresentation or breach of any representation or warranty made by the Stockholders or the Company in this Agreement;

               (b) any breach of any covenant, agreement or obligation of the Stockholders or the Company contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement;

               (c) any misrepresentation contained in any statement, certificate or schedule furnished by the Stockholders or the Company pursuant to this Agreement or in connection with the transactions contemplated by this Agreement;

               (d) any violation by the Company of, or any failure by the Company to comply with, any law, ruling, order, decree, regulation or zoning, environmental or permit requirement applicable to the Company, its assets or its business, whether or not any such violation or failure to comply has been disclosed to the Buyer, including any costs incurred by the Buyer (A) in order to bring the Company into compliance with environmental laws as a consequence of noncompliance with such laws on the Closing Date or (B) in connection with the transfer of the Shares;

               (e)  any warranty  claim or product  liability  claim relating to
(i) products  manufactured  or sold by the Company  prior to the Closing Date or
(ii) the Company's business or operation prior to the Closing Date;

               (f) any tax liabilities or tax obligations of the Company arising from events prior to Closing Date, which have not been accrued as of the Closing Date; and

               (g) any claims against, or liabilities or obligations of, the Company with respect to obligations under Employee Plans not specifically assumed by the Buyer pursuant to this Agreement.

          10.2 BY BUYER. If the Closing occurs, Buyer agrees to indemnify and hold harmless the Stockholders (and if the Closing does not occur, the Stockholders and the Company), from and against all Losses in connection with each and all of the following (a "Buyer Breach of Warranty"):

               (a) any misrepresentation or breach of any representation or warranty made by Buyer in this Agreement; and

               (b) any breach of any covenant, agreement or obligation of Buyer contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement.

          10.3 CLAIMS FOR INDEMNIFICATION. Whenever any claim shall arise for indemnification under this Section 10, the party seeking indemnification (the "Indemnified Party"), shall promptly notify the party obligated to make such indemnification (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent, which shall not be unreasonably withheld or delayed, of the Indemnifying Party; PROVIDED, HOWEVER, that if suit shall have been instituted against the Indemnified Party and Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Subsection 10.4 of this Agreement, the Indemnified Party shall have the right to settle or compromise such claim upon giving notice to Indemnifying Party as provided in Subsection 10.4.

          10.4 DEFENSE BY INDEMNIFYING PARTY. In connection with any claim which may give rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person other than the Indemnified Party, the Indemnifying Party, at the sole cost and expense of Indemnifying Party, may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if the Indemnifying Party acknowledges to the Indemnified Party in writing the obligation of the Indemnifying Party to indemnify the Indemnified Party with respect to all elements of such claim. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claims or legal proceedings and at the sole cost and expense of the Indemnifying Party and shall take all steps necessary in the defense or settlement thereof. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date such claim is made: (a) the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

          10.5 LIMIT OF LIABILITY; Notwithstanding anything herein to the contrary, the total liability of the Stockholders, the Company and the Buyer under this Agreement shall be limited to the Purchase Price; provided, however, that nothing herein shall limit the liability of such parties under applicable state or federal laws with respect to any intentional or fraudulent breaches of the representations, warranties and covenants of such parties.

          10.6 SURVIVAL OF REPRESENTATIONS; CLAIMS FOR INDEMNIFICATION. All representations and warranties made by the Stockholders and the Company in this Agreement, or in any instrument or document furnished in connection with this Agreement or the transactions contemplated hereby, shall survive the Closing and any investigation at any time made by or on behalf of the Indemnified Party for a period of one year; provided, however, that claims for (i) intentional or fraudulent breaches of representations, warranties and covenants and (ii) breaches of representations and warranties relating to taxes, at any time. All such representations and warranties shall expire on the first anniversary of the Closing Date, except for claims, if any, (a) asserted in writing prior to such first anniversary identified as a claim for indemnification pursuant to this
Section 10, and (b) which are based upon fraud or intentional conduct by Stockholders, which shall survive until finally resolved and satisfied in full.

     11. POST-CLOSING AGREEMENTS. The Stockholders agree that from and after the Closing Date:

          11.1 PROPRIETARY INFORMATION.

               (a) The Stockholders shall hold in confidence all knowledge and information of a secret or confidential nature with respect to the business of the Company and not to disclose, publish or make use of the same without the consent of the Buyer, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Stockholders.

               (b) The Stockholders agree that the remedy at law for any breach of this Subsection 11.1 would be inadequate and that the Buyer shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Subsection 11.1.

          11.2 NO SOLICITATION OR HIRING OF FORMER EMPLOYEES. Except as provided by law, for a period of one year after the Closing Date, the Stockholders shall not (a) solicit any person who was an employee of either the Company on the date hereof or the Closing Date to terminate his employment with the Buyer (or the Company, as the case may be) or to become an employee of any of the Stockholders or any affiliate of the Stockholders, or (b) hire any person who was such an employee on the date hereof or on the Closing Date.

          11.3 NON-COMPETITION AGREEMENT.

               (a) For a period of one year after the Closing Date, neither Grierson nor Osborn shall, except as an officer, employee, or consultant of the Company or the Buyer: (i) develop, manufacture, market or sell any product which competes with any existing or proposed product manufactured by the Company on or prior to the Closing Date, or (ii) engage in any business competitive with the business of the Company or Buyer as conducted on the date hereof or on the Closing Date, in the United States or any other country in which the Company conducted its business during the two years prior to the Closing Date.

               (b) The parties hereto agree that the duration and geographic scope of the non-competition provision set forth in this Subsection 11.3 are reasonable. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this noncompetition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America where this provision is intended to be effective. Grierson and Osborn agree that damages are an inadequate remedy for any breach of this provision and that the Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision.

     12.  TERMINATION OF AGREEMENT; OPTION TO PROCEED; DAMAGES.

          12.1 TERMINATION BY LAPSE OF TIME. In the sole discretion of Buyer, this Agreement shall terminate at 5:00 p.m., Phoenix Time, on December 31, 1999, if the transactions contemplated hereby have not been consummated, unless such date is extended by the written consent of the Company, the Buyer and the Stockholders. This Agreement shall not be terminable by the Company or the Stockholders, under this Section 12.1.

          12.2 TERMINATION BY AGREEMENT OF THE PARTIES. This Agreement may be terminated by the mutual written agreement of the parties hereto. In the event of such termination by agreement, the Buyer shall have no further obligation or liability to the Stockholders or the Company under this Agreement, and the Stockholders and the Company shall have no further obligation or liability to the Buyer under this Agreement.

          12.3 TERMINATION BY REASON OF BREACH. This Agreement may be terminated by the Stockholders, if at any time prior to the Closing there shall occur a breach of any of the representations, warranties or covenants of the Buyer or the failure by the Buyer to perform any condition or obligation hereunder, and may be terminated by the Buyer, if at any time prior to the Closing there shall occur a breach of any of the representations, warranties or covenants of the Stockholders or the Company or the failure of the Stockholders or the Company to perform any condition or obligation hereunder.

          12.4 AVAILABILITY OF REMEDIES AT LAW. In the event this Agreement is terminated by the Buyer or the Stockholders pursuant to the provisions of this
Section 12, the parties hereto shall have available to them all remedies afforded to them by applicable law.

     13.  DISPUTE RESOLUTION.

          13.1 GENERAL. In the event that any dispute should arise between the parties hereto with respect to any matter covered by this Agreement, the parties hereto shall resolve such dispute in accordance with the procedures set forth in this Section 13.

          13.2 CONSENT OF THE PARTIES. In the event of any dispute between the parties with respect to any matter covered by this Agreement, the parties shall first use their best efforts to resolve such dispute among themselves. If the parties are unable to resolve the dispute within 30 calendar days after the commencement of efforts to resolve the dispute, the dispute will be submitted to arbitration in accordance with Subsection 13.3 hereof.

          13.3 ARBITRATION.

               (a) Either the Buyer or the Stockholders may submit any matter referred to in Subsection 13.2 hereof to arbitration by notifying the other party hereto, in writing, of such dispute. Within 10 days after receipt of such notice, the Buyer and the Stockholders shall designate in writing one arbitrator to resolve the dispute; provided, that if the parties hereto cannot agree on an arbitrator within such 10-day period, the arbitrator shall be selected by the American Arbitration Association. The arbitrator so designated shall not be an employee, consultant, officer, director or stockholder of any party hereto or any Affiliate of any party to this Agreement.

               (b) Within 15 days after the designation of the arbitrator, the arbitrator, the Buyer and the Stockholders shall meet, at which time the Buyer and the Stockholders shall be required to set forth in writing all disputed issues and a proposed ruling on each such issue.

               (c) The arbitrator shall set a date for a hearing, which shall be no later than 30 days after the submission of written proposals pursuant to paragraph (b) above, to discuss each of the issues identified by the Buyer and the Stockholders. Each such party shall have the right to be represented by counsel. The arbitration shall be governed by the rules of the American Arbitration Association; provided, that the arbitrator shall have sole discretion with regard to the admissibility of evidence.

               (d) The arbitrator shall use his best efforts to rule on each disputed issue within 30 days after the completion of the hearings described in paragraph (c) above. The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all parties hereto. All rulings of the arbitrator shall be in writing and shall be delivered to the parties hereto.

               (e) The prevailing party in any arbitration shall be entitled to an award of reasonable attorneys' fees incurred in connection with the arbitration. The non-prevailing party shall pay such fees, together with the fees of the arbitrator and the costs and expenses of the arbitration.

               (f) Any arbitration pursuant to this Subsection 13.3 shall be conducted in Maricopa County, Arizona. Any arbitration award may be entered in and enforced by any court having jurisdiction thereover and the parties hereby consent and commit themselves to the jurisdiction of the courts of the State of Arizona and the United States District Court for Arizona for purposes of the enforcement of any arbitration award.

     14.  BROKERS.

          14.1 FOR THE STOCKHOLDERS AND THE COMPANY. Each of the Stockholders and the Company represent and warrant that no person, firm or corporation has acted in the capacity of broker or finder on its behalf to bring about the negotiation of this Agreement. The Stockholders jointly and severally agree to indemnify and hold harmless the Buyer and the Company against any claims or liabilities asserted against them by any person acting or claiming to act as a broker or finder on behalf of Stockholders or the Company.

          14.2 FOR THE BUYER. The Buyer agrees to pay all fees, expenses and compensation owed to any person, firm or corporation who has acted in the capacity of broker or finder on its behalf to bring about the negotiation of this Agreement. The Buyer agrees to indemnify and hold harmless the Stockholders against any claims or liabilities asserted against any of them by any person acting or claiming to act as a broker or finder on behalf of the Buyer.

     15. NOTICES. Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by facsimile, federal express, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have served notice:

         To the Buyer:           Christine A. Aguilera, Esq.
                                 Executive Vice President, Business Development
                                 SkyMall, Inc.
                                 1520 E. Pima Road
                                 Phoenix, Arizona  85034
                                 Facsimile:  (602) 254-6544

         To the Stockholders:    Lorne Grierson
                                 President and Chief Executive Officer
                                 Disc Publishing, Inc.
                                 1875 South State Street, Suite 3000
                                 Provo, Utah 85034

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, or (b) three business days after being sent if sent by registered or certified mail.

     16. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer, on the one hand, and the Stockholders and the Company, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other party; provided, however, that the Buyer may assign this Agreement, and its rights and obligations hereunder, to a subsidiary or Affiliate of the Buyer. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer, the Stockholders, or the Company from any obligation or liability under this Agreement.

     17.  ENTIRE AGREEMENT; AMENDMENTS; ATTACHMENTS.

          (a) This Agreement, all Schedules hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. The Buyer, by the consent of its Board of Directors or officers authorized by such Board, and the Stockholders may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and the Stockholders.

          (b) If the provisions of any Schedule to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail. The Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

     18. SEVERABILITY. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

     19. EXPENSES. Except as otherwise expressly provided herein, the Buyer, on the one hand, and the Stockholders, jointly and severally, on the other hand, will pay all fees and expenses (including, without limitation, legal and accounting fees and expenses) incurred by them in connection with the transactions contemplated hereby, except for incidental costs such as phone charges and copy costs. In no event will any of the fees or expenses incurred in connection with this transaction by the Stockholders, including, without limitation, the fees and expenses of counsel to the Stockholders, be billed to or paid by the Company. Each Stockholder shall be responsible for payment of all sales or transfer taxes arising out of the conveyance of the Shares owned by such Stockholder.

     20. LEGAL FEES. In the event that legal proceedings are commenced by the Buyer against the Stockholders (or the Company, if the transactions contemplated hereby are not consummated), or by the Stockholders against the Buyer, in connection with this Agreement or the transactions contemplated hereby, the party or parties which do not prevail in such proceedings shall pay the reasonable attorneys' fees and other costs and expenses, including investigation costs, incurred by the prevailing party in such proceedings.

     21. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

     22. SECTION HEADINGS. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

     23.  COUNTERPARTS.   This   Agreement  may  be  executed  in  one  or  more
counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

           [The remainder of this page was intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

                                          BUYER:

                                          SkyMall, Inc.
ATTEST:

/s/ Steven T. Lawrence                    By:  /s/ Christine A. Aguilera
-----------------------------------           ----------------------------------
Assistant Secretary                                Christine A. Aguilera
                                          Title:   Executive Vice President of
                                                   Business Development
                                          Address: 1520 East Pima Street
                                                   Phoenix, AZ 85034

                                          COMPANY:

                                          Disc Publishing, Inc.,
                                             a Utah corporation
ATTEST:

/s/                                       By:  /s/ Lorne Grierson
-----------------------------------           ----------------------------------
Assistant Secretary                                Lorne Grierson
                                          Title:   President and Chief Executive
                                                     Officer
                                          Address: 1875 South State Street,
                                                   Suite 3000
                                                   Orem, Utah 84097

                                          STOCKHOLDERS:


                                          By:  /s/ Warren Osborn
                                              ----------------------------------
                                                   Warren Osborn

                                          By:  /s/ Lorne Grierson
                                              ----------------------------------
                                                   Lorne Grierson

                                          FLAMINGO PARTNERSHIP

                                          By: /s/ R. Roney
                                              ----------------------------------

                                          By: /s/ Kyle Love, Trustee
                                              ----------------------------------
                                                   Kyle Love

                                          By: /s/ Bart Howell
                                              ----------------------------------
                                                  Bart Howell

                                          By: /s/ David E. Hardy
                                              ----------------------------------
                                                  David E. Hardy

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